    Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Post-Qualification Offering Circular Amendment No. 4 to the Offering Statement on Form 1-A (No. 024-12541) of Mackenzie Realty Capital, Inc. (the Company), of our report dated September 28, 2026, relating to the consolidated financial statements and schedule of the Company, appearing in the Annual Report on Form 10-K of the Company for the year ended June 30, 2026, filed with the Securities and Exchange Commission. We also consent to the reference to us under the heading “Independent Auditors” in such Offering Statement.

/s/ Baker Tilly US, LLP

San Francisco, California
October 9, 2026